UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 28, 2010
Life Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5791 Van Allen Way, Carlsbad, CA	92008

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 603-7200
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
     Item 1.01 Entry into a Material Definitive Agreement.
     The information contained in Item 2.03 of this report is incorporated by reference in this Item 1.01.
Section 2 — Financial Information
     Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On May 28, 2010 (the “Closing Date”), Life Technologies Corporation, a Delaware corporation (the “Company” or the “U.S. Borrower”), amended and restated its prior credit agreement (the “Prior Credit Agreement”), which the Company entered into on November 21, 2008, by entering into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with certain foreign subsidiaries of the U.S. Borrower (the “Foreign Borrowers”), the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. The Amended and Restated Credit Agreement provides for a revolving credit facility of $500 million (the “Credit Facility”).
     Each of the Company and the Foreign Borrowers may borrow under the Credit Facility; provided that the Foreign Borrowers may not, collectively, have more than $250 million of loans outstanding under the Credit Facility at any time. The Credit Facility also permits (i) up to $250 million to be borrowed in certain currencies other than U.S. dollars, (ii) swing line loans of up to $50 million, and (3) the issuance of letters of credit in an amount not to exceed $100 million.
     The proceeds of the Credit Facility will be used for the ongoing working capital and general corporate purposes of the Company and its subsidiaries. On the Closing Date, there were no outstanding borrowings under the Credit Facility.
     Under the Amended and Restated Credit Agreement, the Company has the right to make no more than three requests in total to increase the aggregate commitments under the Credit Facility, in an aggregate principal amount for all such requests of up to $250 million, provided certain conditions are met.
     Under the Amended and Restated Credit Agreement, one additional foreign subsidiary formed under the laws of the United Kingdom and one other additional foreign subsidiary may be designated as additional Foreign Borrowers, provided certain conditions are met.
     The Amended and Restated Credit Agreement provides that loans under the Credit Facility will bear interest at rates based on LIBOR plus a margin ranging from 1.50% to 2.50% per annum or, at the option of the Company, the Base Rate (as defined in the Amended and Restated Credit Agreement), plus a margin ranging from 0.50% to 1.50% per annum, the relevant margin being the Applicable Margin. The Company will pay a commitment fee ranging from 0.25% to 0.50% per annum on unused commitments under the Credit Facility.
     On the Closing Date, the Applicable Margin for LIBOR loans is 2.25% and for Base Rate loans is 1.25%. Swing line loans under the Credit Facility will bear interest at the Base Rate plus the Applicable Margin.
     The Credit Facility will terminate and all amounts outstanding thereunder, plus accrued interest, will be due on November 21, 2013.
     The Company’s obligations under the Credit Facility are guaranteed by each existing and future direct and indirect domestic subsidiary of the Company (the “U.S. Guarantors”). Each Foreign Borrower’s obligations under the Credit Facility are guaranteed by the Company and each U.S. Guarantor. All hedging or treasury management obligations entered into by any of the Borrowers or the U.S. Guarantors with a lender are guaranteed by the Company and each U.S. Guarantor.

     Obligations under the Credit Facility are unsecured obligations of the Company, the Foreign Borrowers and the U.S. Guarantors and all security interests securing the Prior Credit Agreement were terminated by the Amended and Restated Credit Agreement.
     The Amended and Restated Credit Agreement contains financial maintenance covenants, including a maximum total leverage ratio and minimum fixed charge coverage ratio. The Amended and Restated Credit Agreement also contains affirmative and negative covenants applicable to the Company and its subsidiaries, subject to materiality and other qualifications, baskets and exceptions. The covenants are similar to, although less restrictive in certain instances than, those contained in the Prior Credit Agreement.
     Obligations under the Amended and Restated Credit Agreement may be declared immediately due and payable upon the occurrence of certain events of default as defined in the Amended and Restated Credit Agreement, including failure to pay any principal when due and payable, failure to pay interest within three (3) business days after due, failure to comply with any covenant, representation or condition of any loan document or swap contract, any change of control, cross-defaults, and certain other events as set forth in the Amended and Restated Credit Agreement, with grace periods in some cases.
     The description set forth above is qualified in its entirety by the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 99.1 to this report and incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
     Item 9.01 — Exhibits.
(d) Exhibits

Exhibit 99.1 —	Amended and Restated Credit Agreement, dated as of May 28, 2010, among Life Technologies Corporation, as the U.S. Borrower, Applied Biosystems B.V., Applied Biosystems Finance B.V. and Life Technologies Holdings B.V. as Foreign Borrowers, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)
	By:	/s/ David F. Hoffmeister
Chief Financial Officer
Date: June 1, 2010